Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Justin T. Webb Chief Financial Officer
MID PENN BANCORP, INC. REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS BEAT
AND DECLARES 57TH CONSECUTIVE QUARTERLY DIVIDEND

January 22, 2025 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended December 31, 2024, of $13.2 million, or $0.72 per diluted common share, compared to net income of $12.1 million, or $0.73 per diluted common share, for the fourth quarter of 2023, and a consensus analyst estimate of $0.71 per diluted common share for the fourth quarter of 2024.

Key Highlights of the Fourth Quarter of 2024:

•Net income available to common shareholders increased 9.4% to $13.2 million, or $0.72 per diluted common share, for the fourth quarter of 2024, compared to net income of $12.1 million, or $0.73 per diluted common share, for the fourth quarter of 2023. Net income for the year ended December 31, 2024, increased 32.2% to $49.4 million, or $2.90 per diluted common share, compared to $37.4 million for the year ended December 31, 2023, or $2.29 per diluted common share.

•On November 4, 2024, Mid Penn Bancorp, Inc. completed its underwritten public offering of 2,375,000 shares of common stock at a price of $29.50 per share. Outstanding shares as of December 31, 2024 were 19,355,797, compared to 16,573,707 as of December 31, 2023.

•Net interest margin increased to 3.21% for the quarter ended December 31, 2024, compared to 3.13% for the third quarter of 2024. Cost of funds decreased to 2.66% for the quarter ended December 31, 2024, compared to 2.77% for the third quarter of 2024, as a result of a $112.1 million decrease in short term and overnight borrowings, and a decrease in interest paid on interest-bearing deposit accounts due to the Bank lowering rates in response to the Federal Reserve interest rate cuts in the third and fourth quarters of 2024.

•Loan growth for the fourth quarter of 2024 was $11.4 million, or 1.0% (annualized), as the Bank continued to execute on its restrained growth strategy in 2024. Total loans increased $190.3 million, or 4.5% to $4.4 billion at December 31, 2024, compared to $4.3 billion at December 31, 2023.

•Deposits decreased $16.8 million, or 1.4% (annualized), during the fourth quarter of 2024, compared to an increase of $209.8 million, or 18.6% (annualized), during the third quarter of 2024. This decrease was driven by a $32.8 million decrease in noninterest-bearing accounts and a $15.0 million decrease in time deposits, offset by a $31.0 million increase in interest-bearing transaction accounts. Total deposits increased $343.7 million or 7.91% to $4.7 billion at December 31, 2024, compared to $4.3 billion at December 31, 2023.

•On October 31, 2024, Mid Penn Bancorp, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with William Penn Bancorporation (“William Penn”) pursuant to which William Penn will merge with and into Mid Penn in an all-stock transaction valued at approximately $107 million, based on Mid Penn’s closing stock price as of October 30, 2024. The Merger has been approved unanimously by each company’s board of directors and is expected to close in the first half of 2025. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of Mid Penn and William Penn shareholders.

•The Board of Directors declared a cash dividend of $0.20 per common share, payable February 18, 2025, to shareholders of record as of February 7, 2025.

Chair, President and CEO Rory G. Ritrievi provided the following statement:

"When I was in high school, the coaches of the football teams would have all the players hold their right hands above their heads with four fingers extended and with each player shouting “four” over and over at the beginning of the fourth quarter. They did this to get each player laser focused on the importance of finishing the game as strongly as possible.

That is exactly what we did at Mid Penn in the fourth quarter of 2024. After three solid quarters leading in to the fourth, we delivered yet another solid performance that was characterized much like the previous three, and all attributed to a strong performance on the part of the entire employee group.

Strong asset quality, restrained balance sheet growth in a continued inverted yield curve environment, improvement in net interest margin, good performance in non-interest income and responsible non-interest expense management were all part of the quarterly success.

That solid quarterly performance came even as the company announced its merger intentions with William Penn and a completion of an $80 million capital raise within the quarter. A busy quarter indeed.

With that success, we not only beat consensus estimates for the quarter, but also for the full year, making 2024 another standout year for Mid Penn.

On the basis of that performance, the Board has authorized its 57th consecutive quarterly dividend, a cash dividend of $0.20 per share of common stock, which was declared at its meeting on January 22, 2025, payable on February 18, 2025, to shareholders of record as of February 7, 2025."

Net Interest Income
For the three months ended December 31, 2024, net interest income was $41.3 million, compared to net interest income of $40.2 million for the three months ended September 30, 2024, and $37.0 million for the three months ended December 31, 2023. The tax-equivalent net interest margin for the three months ended December 31, 2024, was 3.21% compared to 3.13% and 2.98% for the third quarter of 2024 and fourth quarter of 2023, respectively, representing an 8 basis point ("bp") increase from the third quarter of 2024, and a 23 bp increase compared to the same period in 2023.
The yield on interest-earning assets decreased to 5.67% for the quarter ended December 31, 2024, from 5.73% for the three months ended September 30, 2024, and increased from 5.35% for the three months ended December 31, 2023. The decrease from the third quarter of 2024 was due to a decrease in the average balance of Federal Funds Sold and a decrease in the average balance of restricted investments in bank stocks, partially offset by an increase in taxable investment securities. The increase from December 31, 2023, was due to assets continuing to reprice at higher rates during 2024, continued discipline on new loan pricing, and an overall increase in the average balance of Fed Funds Sold.
For the year ended December 31, 2024, net interest income increased 6.6% to $156.7 million compared to net interest income of $147.0 million for the same period of 2023. The increase was primarily due to a $47.5 million increase in interest income on loans, offset by a $37.0 million increase in interest expense on deposits compared to the same period of 2023.
Average Balances
Average loans increased $35.5 million to $4.4 billion for the quarter ended December 31, 2024, compared to $4.4 billion for the quarter ended September 30, 2024, and $4.2 billion for the quarter ended December 31, 2023.
Average deposits were $4.7 billion for the fourth quarter of 2024, reflecting an increase of $90.2 million, or 2.0%, compared to total average deposits of $4.6 billion in the third quarter of 2024, and an increase of $285.3 million, or 6.5%, compared to total average deposits of $4.4 billion for the fourth quarter of 2023. The average cost of deposits was 2.62% for the fourth quarter of 2024, representing a 3 bp decrease and a 28 bp increase from the third quarter of 2024 and the fourth quarter of 2023, respectively. The Bank continues to face headwinds with respect to deposit pricing, given competition for deposits across all product types. Our primary focus with respect to deposit strategy is stability, ensuring that our rates are competitive, and our product mix satisfies the needs of our customers. Additionally, the Bank also maintains interest rate swaps to hedge the cash flows associated with existing brokered CDs to mitigate the impact of higher deposit costs. Cost of funds decreased to 2.66%, compared to 2.77% for the third quarter of 2024, as a result of a $112.1 million decrease in short term and overnight borrowings, and a decrease in interest paid on interest-bearing deposit accounts due to the Bank lowering rates in response to the Federal Reserve interest rate cuts in the third and fourth quarters of 2024.
Asset Quality
The total provision for credit losses, including provision for credit losses on off-balance sheet credit exposures, was $333 thousand for the three months ended December 31, 2024, a decrease of $183 thousand compared to the provision for credit losses of $516 thousand for the three months ended September 30, 2024, and a $1.0 million increase compared to the benefit for credit losses of $664 thousand for the three months ended December 31, 2023. This decrease from the three months ended September 30, 2024, was driven by decreases in loss rates across multiple segments of the portfolio, offset by increased reserves on individually evaluated loans. Net charge-offs for the three months ended December 31, 2024, were $408 thousand or less than 0.009% of total average loans.
The provision for credit losses on loans was $2.1 million for the year ended December 31, 2024, a decrease of $1.2 million compared to the provision for credit losses of $3.3 million for the year ended December 31, 2023. This decrease for the year ended December 31, 2024, was primarily due to a decrease in loss factors across most portfolios. The benefit for credit losses on off-balance sheet credit exposures was $628 thousand for the year ended December 31, 2024. Net charge-offs for the year ended December 31, 2024, were $817 thousand or 0.018% of total average loans.
Allowance for credit losses - loans was 0.80% of loans, net of unearned income at December 31, 2024, September 30, 2024, and December 31, 2023, respectively.
Total nonperforming assets were $22.7 million at December 31, 2024, compared to nonperforming assets of $17.7 million and $14.5 million at September 30, 2024, and December 31, 2023, respectively. The increase during the fourth quarter of 2024 primarily related to the addition of two commercial loans with a combined balance of $3.0 million, and two commercial real estate loans with a combined balance of $2.3 million being placed on nonaccrual in the fourth quarter of

2024. Delinquency, measured as loans past due 30 days or more, as a percentage of total loans was 0.52% at December 31, 2024, compared to 0.61% and 0.49% as of September 30, 2024, and December 31, 2023, respectively.
Capital
Shareholders’ equity increased $112.7 million, or 20.8%, from $542.4 million as of December 31, 2023, to $655.0 million as of December 31, 2024. This increase is primarily due to retained earnings and the proceeds of the capital raise completed in November 2024. Retained earnings increased $9.4 million, or 5.4%, from $172.2 million as of September 30, 2024, to $181.6 million as of December 31, 2024. Regulatory capital ratios for both Mid Penn and the Bank indicate regulatory capital levels in excess of both the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at December 31, 2024. Additionally, Mid Penn declared $3.9 million in dividends during the fourth quarter of 2024.
On April 24, 2024, Mid Penn’s Board of Directors reauthorized its treasury stock repurchase program ("The Program") effective through April 24, 2025. The Program authorizes the repurchase of up to $15.0 million of Mid Penn’s outstanding common stock. During the year ended December 31, 2024, Mid Penn repurchased 15,500 shares of common stock at an average price of $20.81. As of December 31, 2024, Mid Penn repurchased a total of 440,722 shares of common stock at an average price of $22.78 per share under the Program. The Program had approximately $5.0 million remaining available for repurchase as of December 31, 2024.
Noninterest Income
For the three months ended December 31, 2024, noninterest income totaled $6.1 million, an increase of $971 thousand, or 18.8%, compared to noninterest income of $5.2 million for the third quarter of 2024. The increase is primarily due to a $1.2 million increase in other miscellaneous noninterest income, driven by a $615 thousand increase in Bank-owned life insurance benefits received, a $305 thousand increase in loan level swap fees, and a $230 thousand increase in insurance commissions, partially offset by a $112 thousand decrease in mortgage banking income and a $136 thousand decrease in the gain on sales of SBA loans.
For the year ended December 31, 2024, noninterest income totaled $22.5 million, an increase of $2.5 million, or 12.4%, compared to noninterest income of $20.0 million for the year ended December 31, 2023. The increase in noninterest income is primarily driven by a $2.2 million increase in other miscellaneous noninterest income, driven by increases in Bank-owned life insurance benefits received, and a $1.1 million increase in Mortgage Banking income, partially offset by a $379 thousand decrease in fiduciary and wealth management and a $314 thousand decrease in mortgage hedging.
Noninterest Expense
Total noninterest expense increased $955 thousand to $30.9 million in the fourth quarter of 2024 from $30.0 million in the third quarter of 2024. The increase was driven by a $791 thousand increase in salaries and employee benefits and a $677 thousand increase in other miscellaneous noninterest expense, driven by an $843 thousand increase in charitable contributions, partially offset by a $607 thousand decrease in legal and professional fees and a $419 thousand decrease in shares tax.
For the year ended December 31, 2024, noninterest expense totaled $117.6 million, a decrease of $972 thousand, or 0.8%, compared to noninterest expense of $118.6 million for the year ended December 31, 2023. The decrease was primarily driven by a $5.0 million decrease in merger and acquisition expenses, and a $3.0 million decrease in post acquisition restructuring, partially offset by a $4.8 million increase in salaries and benefits expense, driven by year-end employee bonus incentives, increases in employee salaries, and increased costs of employee medical benefits, a $1.4 million increase in legal and professional fees, and a $1.4 million increase in software licensing and utilization.
The efficiency ratio(1) was 63.9% in the fourth quarter of 2024, compared to 64.9% in the third quarter of 2024, and 66.2% in the fourth quarter of 2023. The change in the efficiency ratio during the fourth quarter of 2024 compared to the third quarter of 2024 was the result of higher net interest income and higher noninterest income driven by an increase in loan level swap fees and insurance commissions, partially offset by slightly higher noninterest expense. Mid Penn continues to evaluate levels of noninterest expense for opportunities to reduce operating costs throughout the organization.

Subsequent Events
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Mid Penn and William Penn; the outcome of any legal proceedings that may be instituted against Mid Penn or William Penn; delays in completing the transaction; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); the failure to obtain shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and target markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the integration of Mid Penn and William Penn successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with the transaction; and other factors that may affect the future results of Mid Penn or William Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
Ending Balances:
Investment securities	$643,352	$642,291	$601,683	$615,061	$623,121
Loans, net of unearned income	4,443,070	4,431,704	4,364,561	4,317,449	4,252,792
Total assets	5,470,362	5,527,025	5,391,749	5,330,379	5,290,792
Total deposits	4,689,927	4,706,764	4,497,011	4,379,105	4,346,212
Shareholders' equity	655,018	573,059	559,686	550,968	542,350
Average Balances:
Investment securities	633,409	610,586	608,173	615,687	606,946
Loans, net of unearned income	4,441,436	4,405,969	4,353,360	4,293,828	4,201,092
Total assets	5,481,473	5,470,641	5,378,897	5,319,680	5,226,382
Total deposits	4,687,880	4,597,686	4,451,678	4,312,094	4,402,565
Shareholders' equity	623,670	565,300	553,675	546,001	537,219

	Three Months Ended
Income Statement:	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
Net interest income	$41,280	$40,169	$38,766	$36,456	$37,000
Provision for credit losses	333	516	1,604	(937)	(664)
Noninterest income	6,149	5,178	5,329	5,837	5,117
Noninterest expense	30,913	29,959	28,224	28,520	28,389
Income before provision for income taxes	16,183	14,872	14,267	14,710	14,392
Provision for income taxes	2,951	2,571	2,496	2,577	2,294
Net income available to shareholders	13,232	12,301	11,771	12,133	12,098
Net income excluding non-recurring income and expenses (1)	12,961	12,383	11,284	10,673	12,098

Per Share:
Basic earnings per common share	$0.72	$0.74	$0.71	$0.73	$0.73
Diluted earnings per common share	0.72	0.74	0.71	0.73	0.73
Cash dividends declared	0.20	0.20	0.20	0.20	0.20
Book value per common share	33.84	34.48	33.76	33.26	32.72
Tangible book value per common share (1)	26.90	26.36	25.75	25.23	24.67

Asset Quality:
Net charge-offs (recoveries) to average loans (3)	0.037%	0.031%	0.002%	0.004%	0.004%
Non-performing loans to total loans	0.51	0.39	0.23	0.24	0.33
Non-performing asset to total loans and other real estate	0.51	0.40	0.24	0.36	0.34
Non-performing asset to total assets	0.41	0.32	0.19	0.29	0.27
ACL on loans to total loans	0.80	0.80	0.81	0.78	0.80
ACL on loans to nonperforming loans	157.07	204.61	352.92	322.69	240.48

Profitability:
Return on average assets (3)	0.96%	0.89%	0.88%	0.92%	0.92%
Return on average equity (3)	8.44	8.66	8.55	8.94	8.93
Return on average tangible common equity (1) (3)	11.07	11.69	11.57	12.15	12.31
Tax-equivalent net interest margin	3.21	3.13	3.12	2.98	2.98
Efficiency ratio (1)	63.94	64.89	63.65	68.80	66.24

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	10.0%	8.4%	8.4%	8.3%	8.3%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	12.1	10.1	9.9	9.6	9.7
Tier 1 Capital (to Risk Weighted Assets) (2)	12.1	10.1	9.9	9.6	9.7
Total Capital (to Risk Weighted Assets) (2)	14.0	11.9	11.8	11.4	11.6
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.
(2)Regulatory capital ratios as of December 31, 2024 are preliminary and prior periods are actual.
(3)Annualized ratio

CONSOLIDATED BALANCE SHEETS (Unaudited):

(In thousands, except share data)	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
ASSETS
Cash and due from banks	$37,002	$57,518	$36,948	$33,362	$45,435
Interest-bearing balances with other financial institutions	14,490	19,323	25,585	31,801	34,668
Federal funds sold	19,072	67,554	43,193	2,922	16,660
Total cash and cash equivalents	70,564	144,395	105,726	68,085	96,763
Investment Securities:
Held to maturity, at amortized cost	382,447	386,618	393,320	396,998	399,128
Available for sale, at fair value	260,477	255,227	207,936	217,632	223,555
Equity securities available for sale, at fair value	428	446	427	431	438
Loans held for sale	7,064	7,919	8,420	4,581	3,855
Loans, net of unearned income	4,443,070	4,431,704	4,364,561	4,317,449	4,252,792
Less: Allowance for credit losses	(35,514)	(35,562)	(35,288)	(33,524)	(34,187)
Net loans	4,407,556	4,396,142	4,329,273	4,283,925	4,218,605

Premises and equipment, net	38,806	33,765	34,344	36,068	36,909
Operating lease right of use asset	7,699	7,390	7,925	8,414	8,953
Finance lease right of use asset	2,548	2,593	2,638	2,683	2,727
Cash surrender value of life insurance	51,521	53,135	53,298	52,997	54,497
Restricted investment in bank stocks	7,461	10,589	13,930	17,446	16,768
Accrued interest receivable	26,846	27,286	27,381	26,975	25,820
Deferred income taxes	22,747	23,197	24,520	22,894	24,146
Goodwill	128,160	128,160	127,031	127,031	127,031
Core deposit and other intangibles, net	6,242	6,713	5,626	6,051	6,479
Foreclosed assets held for sale	44	281	441	5,110	293
Other assets	49,752	43,169	49,513	53,058	44,825
Total Assets	$5,470,362	$5,527,025	$5,391,749	$5,330,379	$5,290,792

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$759,169	$791,980	$766,014	$807,861	$801,312
Interest-bearing transaction accounts	2,319,753	2,288,783	2,194,948	2,082,846	2,086,450
Time	1,611,005	1,626,001	1,536,049	1,488,398	1,458,450
Total Deposits	4,689,927	4,706,764	4,497,011	4,379,105	4,346,212

Short-term borrowings	2,000	114,097	200,000	271,849	241,532
Long-term debt	23,603	23,716	23,827	23,941	59,003
Subordinated debt and trust preferred securities	45,741	45,894	46,047	46,201	46,354
Operating lease liability	8,092	7,778	8,344	8,683	9,285
Accrued interest payable	13,484	18,995	18,139	16,330	14,257
Other liabilities	32,497	36,722	38,695	33,302	31,799
Total Liabilities	4,815,344	4,953,966	4,832,063	4,779,411	4,748,442

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	19,797	17,061	17,051	17,006	16,999
Additional paid-in capital	480,491	406,922	406,544	406,150	405,725
Retained earnings	181,597	172,234	163,256	154,801	145,982
Accumulated other comprehensive loss	(16,825)	(13,116)	(17,123)	(16,947)	(16,637)
Treasury stock	(10,042)	(10,042)	(10,042)	(10,042)	(9,719)
Total Shareholders’ Equity	655,018	573,059	559,686	550,968	542,350
Total Liabilities and Shareholders' Equity	$5,470,362	$5,527,025	$5,391,749	$5,330,379	$5,290,792

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
INTEREST INCOME
Loans, including fees	$68,110	$68,080	$66,096	$63,236	$61,309
Investment securities:
Taxable	4,223	4,136	4,143	4,040	4,063
Tax-exempt	358	359	371	376	378
Other interest-bearing balances	154	223	347	403	139
Federal funds sold	467	1,043	282	136	228
Total Interest Income	73,312	73,841	71,239	68,191	66,117
INTEREST EXPENSE
Deposits	30,836	30,689	28,463	26,332	25,808
Short-term borrowings	509	2,296	3,324	4,446	2,506
Long-term and subordinated debt	687	687	686	957	803
Total Interest Expense	32,032	33,672	32,473	31,735	29,117
Net Interest Income	41,280	40,169	38,766	36,456	37,000
Net provision for credit losses	333	516	1,604	(937)	(664)
Net Interest Income After Provision for Credit Losses	40,947	39,653	37,162	37,393	37,664
NONINTEREST INCOME
Fiduciary and wealth management	1,215	1,204	1,129	1,132	1,323
ATM debit card interchange	971	962	973	945	979
Service charges on deposits	579	549	539	509	485
Mortgage banking	656	768	628	424	300
Mortgage hedging	11	(1)	—	—	109
Net gain on sales of SBA loans	15	151	74	107	358
Earnings from cash surrender value of life insurance	280	276	301	284	288
Other	2,422	1,269	1,685	2,436	1,275
Total Noninterest Income	6,149	5,178	5,329	5,837	5,117
NONINTEREST EXPENSE
Salaries and employee benefits	16,947	16,156	15,533	15,462	15,215
Software licensing and utilization	2,606	2,366	2,208	2,120	1,826
Occupancy, net	1,913	1,815	1,861	1,982	1,952
Equipment	1,213	1,206	1,287	1,222	1,330
Shares tax	405	824	124	997	255
Legal and professional fees	1,006	1,613	689	998	653
ATM/card processing	634	606	510	534	442
Intangible amortization	471	460	425	428	491
FDIC Assessment	843	1,150	1,232	945	730
Loss/(Gain) on sale or write-down of foreclosed assets, net	73	(35)	42	—	—
Merger and acquisition	436	109	—	—	—
Other	4,366	3,689	4,313	3,832	5,495
Total Noninterest Expense	30,913	29,959	28,224	28,520	28,389
INCOME BEFORE PROVISION FOR INCOME TAXES	16,183	14,872	14,267	14,710	14,392
Provision for income taxes	2,951	2,571	2,496	2,577	2,294
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$13,232	$12,301	$11,771	$12,133	$12,098

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.72	$0.74	$0.71	$0.73	$0.73
Diluted Earnings Per Common Share	0.72	0.74	0.71	0.73	0.73
Cash Dividends Declared	0.20	0.20	0.20	0.20	0.20

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)
ASSETS:
Interest Bearing Balances	$21,720	$154	2.82%	$25,123	$223	3.53%	$30,715	$139	1.80%
Investment Securities:
Taxable	561,809	4,071	2.88	537,257	3,682	2.73	530,099	3,199	2.39
Tax-Exempt	71,600	358	1.99	73,329	359	1.95	76,847	378	1.95
Total Securities	633,409	4,429	2.78	610,586	4,041	2.63	606,946	3,577	2.34

Federal Funds Sold	39,788	467	4.67	75,683	1,043	5.48	12,224	228	7.40
Loans, Net of Unearned Income	4,441,436	68,110	6.10	4,405,969	68,080	6.15	4,201,092	61,309	5.79
Restricted Investment in Bank Stocks	7,939	152	7.62	13,252	454	13.63	13,754	316	9.12
Total Earning Assets	5,144,292	73,312	5.67	5,130,613	73,841	5.73	4,864,731	65,569	5.35

Cash and Due from Banks	38,743			44,052			38,370
Other Assets	298,438			295,976			323,281
Total Assets	$5,481,473			$5,470,641			$5,226,382

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,067,744	$5,349	1.99%	$1,066,878	$5,291	1.97%	$938,246	$4,087	1.73%
Money Market	946,689	6,920	2.91	921,054	7,060	3.05	925,902	6,266	2.68
Savings	261,450	57	0.09	272,186	63	0.09	295,757	53	0.07
Time	1,625,154	18,510	4.53	1,561,633	18,275	4.66	1,405,927	15,403	4.35
Total Interest-bearing Deposits	3,901,037	30,836	3.14	3,821,751	30,689	3.19	3,565,832	25,809	2.87

Short term borrowings	37,960	509	5.33	169,754	2,296	5.38	149,218	2,506	6.66
Long-term debt	23,645	262	4.41	23,757	264	4.42	58,987	373	2.51
Subordinated debt and trust preferred securities	45,815	425	3.69	45,969	423	3.66	46,425	429	3.67
Total Interest-bearing Liabilities	4,008,457	32,032	3.18	4,061,231	33,672	3.30	3,820,462	29,117	3.02

Noninterest-bearing Demand	786,843			775,935			836,733
Other Liabilities	62,503			68,175			31,968
Shareholders' Equity	623,670			565,300			537,219
Total Liabilities & Shareholders' Equity	$5,481,473			$5,470,641			$5,226,382

Net Interest Income		$41,280			$40,169			$36,452
Taxable Equivalent Adjustment (1)		252			252			33
Net Interest Income (taxable equivalent basis)		$41,532			$40,421			$36,485

Total Yield on Earning Assets			5.67%			5.73%			5.35%
Cost of funds			2.66%			2.77%			2.48%
Rate on Supporting Liabilities			3.18			3.30			3.02
Average Interest Spread			2.49			2.43			2.32
Tax-Equivalent Net Interest Margin			3.21			3.13			2.98
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.
(2)Annualized ratios

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
Allowance for Credit Losses on Loans:
Beginning balance	$35,562	$35,288	$33,524	$34,187	$34,004

Loans Charged off
Commercial real estate	—	—	—	—	—
Commercial and industrial	(407)	(356)	(56)	—	(19)
Construction	—	—	—	—	—
Residential mortgage	—	—	(2)	(28)	(9)
Consumer	(18)	(8)	(4)	(22)	(17)
Total loans charged off	(425)	(364)	(62)	(50)	(45)
Recoveries of loans previously charged off
Commercial real estate	2	—	4	—	—
Commercial and industrial	1	—	—	—	—
Construction	—	—	—	—	—
Residential mortgage	7	2	29	—	—
Consumer	7	15	11	6	7
Total recoveries	17	17	44	6	7
Balance before provision	35,154	34,941	33,506	34,143	33,966
Provision for credit losses - loans	360	621	1,782	(619)	221
Balance, end of quarter	$35,514	$35,562	$35,288	$33,524	$34,187

Nonperforming Assets
Total nonaccrual loans	$22,610	$17,380	$9,999	$10,389	$14,216

Foreclosed real estate	44	281	441	5,110	293
Total nonperforming assets	22,654	17,661	10,440	15,499	14,509

Accruing loans 90 days or more past due	—	1	—	25	—
Total risk elements	$22,654	$17,662	$10,440	$15,524	$14,509

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.
Tangible Book Value Per Common Share

(Dollars in thousands, except per share data)	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023

Shareholders' Equity	$655,018	$573,059	$559,686	$550,968	$542,350
Less: Goodwill	128,160	128,160	127,031	127,031	127,031
Less: Core Deposit and Other Intangibles	6,242	6,713	5,626	6,051	6,479
Tangible Equity	$520,616	$438,186	$427,029	$417,886	$408,840

Common Shares Outstanding	19,355,797	16,620,174	16,580,595	16,565,637	16,573,707

Tangible Book Value per Share	$26.90	$26.36	$25.75	$25.23	$24.67
Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023

Net Income Available to Common Shareholders	$13,232	$12,301	$11,771	$12,133	$12,098
Less: BOLI Death Benefit Income	615	4	487	1,460	—
Plus: Merger and Acquisition Expenses	436	109	—	—	—
Less: Tax Effect of Merger and Acquisition Expenses	92	23	—	—	—
Net Income Excluding Non-Recurring Income and Expenses	$12,961	$12,383	$11,284	$10,673	$12,098

Weighted Average Shares Outstanding	18,338,224	16,612,657	16,576,283	16,567,902	16,574,199

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses	$0.71	$0.75	$0.68	$0.64	$0.73

Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023

Net income available to common shareholders	$13,232	$12,301	$11,771	$12,133	$12,098
Plus: Intangible amortization, net of tax	372	363	336	338	388
	13,604	12,664	12,107	12,471	12,486

Average shareholders' equity	623,670	565,300	553,675	546,001	537,219
Less: Average goodwill	128,160	127,773	127,031	127,031	127,031
Less: Average core deposit and other intangibles	6,468	6,424	5,833	6,259	6,716
Average tangible shareholders' equity	$489,042	$431,103	$420,811	$412,711	$403,472

Return on average tangible common equity(1)	11.07%	11.69%	11.57%	12.15%	12.31%
(1) Annualized ratio
Efficiency Ratio

	Three Months Ended
(Dollars in thousands)	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023

Noninterest expense	$30,913	$29,959	$28,224	$28,520	$28,389
Less: Merger and acquisition expenses	436	109	—	—	—
Less: Intangible amortization	471	460	425	428	491
Less: Loss (Gain) on sale or write-down of foreclosed assets, net	73	(35)	42	—	—
Efficiency ratio numerator	29,933	29,425	27,757	28,092	27,898

Net interest income	41,280	40,169	38,766	36,456	37,000
Noninterest income	6,149	5,178	5,329	5,837	5,117
Less: BOLI Death Benefit	615	4	487	1,460	—
Efficiency ratio denominator	$46,814	$45,343	$43,608	$40,833	$42,117

Efficiency ratio	63.94%	64.89%	63.65%	68.80%	66.24%